Hydromer, Inc.	35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.
Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com
Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:	The following is available for immediate release:
Branchburg, New Jersey; September 3, 2008

From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

Contact:	Martin von Dyck, Executive Vice President
(908) 722-5000

Symbol:	HYDI.OB OTC Bulletin Board

Hydromer, Inc. and Medinol Ltd., enters into a Coating Services and
Supply Agreement for Stent Placement Catheters

Hydromer, Inc. (HYDI.OB – OTC BB), announces that it has entered into a 3 year Coating Services and Supply Agreement with Medinol Ltd., a Medical Device Company that develops and manufactures innovative cardiovascular stents and catheters.

Under the terms of this self renewing agreement, Hydromer has agreed to apply its proprietary and patented Hydromer® hydrophilic coatings on various Pebax® plastic stent placement catheters under strict FDA cGMP and ISO 13485-2003 conditions.  Additionally, Medinol has the option to activate a license to apply this unique Hydromer coating technology on their cardiovascular catheters in facilities under Medinol’s control worldwide.

“We are delighted with our new relationship and to having our Hydromer coating technology applied to Medinol’s stent delivery catheters”, commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, “Medinol is known worldwide for their creativity and medical device innovations, thus Medinol’s selection of Hydromer is an honor.”

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses.  For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.  For additional information please contact: Martin von Dyck, 908-722-5000, Executive Vice President.

Medinol Ltd.  Founded in 1992, and based in Jerusalem, Israel, is a pioneer in the field of coronary stenting and the inventor of the flexible closed cell stent design.  Medinol’s stents - patterned tubes that are inserted into and keep open previously clogged arteries – have saved millions of lives around the world.  Today Medinol’s coronary stents are distributed by Cordis (a Johnson & Johnson company).  http://www.medinol.com

Pebax ® is a registered trademark of Arkema France Corporation.